EXHIBIT 12

                          MINN DAK FARMERS COOPERATIVE
              COMPUTATION OF RATIO OF NET PROCEEDS TO FIXED CHARGES
                                 (IN THOUSANDS)

                                                                             Year Ended August 31,
                                                             ------------------------------------------------------
                                                               2003       2002        2001       2000       1999
Earnings:
Net proceeds before income taxes from continuing operations   109,663    84,224      94,620     86,604     63,352
Fixed charges, excluding capitalized interest, see below        3,326     3,742       4,920      5,199      5,264
Amortization of capitalized interest                               94        94          94         94         94
                                                              -------    ------      ------     ------     ------

     Net Proceeds                                             113,083    88,060      99,634     91,897     68,710
                                                              =======    ======      ======     ======     ======


Fixed Charges:
Interest Expense                                                3,326     3,742       4,920      5,199      5,264
Interest factor included in rentals (1)                             0         0           0          0          0
                                                              -------    ------      ------     ------     ------

Fixed charges, excluding capitalized interest                   3,326     3,742       4,920      5,199      5,264
     Interest capitalized                                         207         9           0          0          0
                                                              -------    ------      ------     ------     ------
Fixed Charges                                                   3,533     3,751       4,920      5,199      5,264
                                                              =======    ======      ======     ======     ======

Ratio of net proceeds to fixed charges                          32.01     23.48       20.25      17.68      13.05
                                                              =======    ======      ======     ======     ======

(1) The company does lease certain items, such as office equipment. Due to the proportionately small amounts involved, interest on such lease payments has not been included in the total of the company's fixed charges of the calculation of this ratio.


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